Exhibit 12.1

COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES (1)

(in thousands, except ratio data)

CLOUD PEAK ENERGY INC.

	9/30/2013		2012		2011		2010		2009		2008
Earnings:
Income from continuing operations before income tax benefit (provision), earnings (loss) from unconsolidated affiliates and minority interest	$48,031		$234,778		$199,445		$145,990		$249,340		$109,140
Amortization of capitalized interest	5,111		4,141		1,026		1,368		1,363		1,342
Distributions of income from equity investments	2,000		1,023		5,250		35		4,000		4,750
Capitalized interest	(24,099)		(41,975)		(44,883)		(24,492)		(15,484)		(6,558)
Fixed charges	54,426		79,448		79,205		71,816		22,038		27,366
Adjusted income from continuing operations before income tax provision	$85,469		$277,415		$240,043		$194,717		$261,257		$136,040
Fixed charges:
Interest expense	$29,819		$36,327		$33,866		$46,938		$5,992		$20,376
Capitalized interest	24,099		41,975		44,883		24,492		15,484		6,558
Interest within rental expense	508		1,146		456		386		562		432
Total fixed charges	$54,426		$79,448		$79,205		$71,816		$22,038		$27,366
Ratio of earnings to fixed charges	1.6	x	3.5	x	3.0	x	2.7	x	11.9	x	5.0	x

CLOUD PEAK ENERGY RESOURCES LLC

	9/30/2013		2012		2011		2010		2009		2008
Earnings:
Income from continuing operations before income tax benefit (provision), earnings (loss) from unconsolidated affiliates and minority interest	$58,540		$206,089		$219,403		$165,728		$249,340		$109,140
Amortization of capitalized interest	5,111		4,141		1,026		1,368		1,363		1,342
Distributions of income from equity investments	2,000		1,023		5,250		35		4,000		4,750
Capitalized interest	(24,099)		(41,975)		(44,883)		(24,492)		(15,484)		(6,558)
Fixed charges	54,426		79,137		79,101		71,816		22,038		27,366
Adjusted income from continuing operations before income tax provision	$95,978		$248,415		$259,897		$214,455		$261,257		$136,040
Fixed charges:
Interest expense	$29,819		$36,016		$33,762		$46,938		$5,992		$20,376
Capitalized interest	24,099		41,975		44,883		24,492		15,484		6,558
Interest within rental expense	508		1,146		456		386		562		432
Total fixed charges	$54,426		$79,137		$79,101		$71,816		$22,038		$27,366
Ratio of earnings to fixed charges	1.8	x	3.1	x	3.3	x	3.0	x	11.9	x	5.0	x